Exhibit 10.1

GENZYME SENIOR EXECUTIVE ANNUAL CASH INCENTIVE PROGRAM

The Genzyme Senior Executive Annual Cash Incentive Program (‘the Plan’) provides the opportunity for cash incentive compensation to reward the achievement of both individual and business objectives.

Eligibility

The Plan year is defined as the calendar year from January 1 to December 31, although the Plan terms will apply through the date earned bonuses for the Plan year are paid.

The Chief Executive Officer (‘CEO’) of Genzyme Corporation (the ‘Company’) and those senior executives of the Company recommended by the CEO and approved by the Compensation Committee (the ‘Committee’) of the Board of Directors of the Company (the ‘Board of Directors’) are eligible to participate in the Plan.  Each senior executive, including the CEO, eligible to participate in this Plan for a particular Plan year is referred to herein as a ‘Participant.’  A Participant who has engaged in misconduct or who otherwise is not in good standing, in each case as determined by the Compensation Committee in its sole discretion, will not be eligible for a bonus.

Plan Administration

Administration of the Plan will be the responsibility of the Committee in conjunction with the CEO and Sr. Vice President/Chief Human Resources Officer.

The Committee and the Board of Directors reserve the right, in their sole and absolute discretion, at any time with or without notice, to amend or terminate the Plan and to modify any items, terms or conditions of the Plan, including but not limited to, performance criteria, payout percentages and eligibility criteria.  Notwithstanding the foregoing, the requirement that all earned bonus payments be made on or before March 15 of the year following the Plan year may not be modified.

If any term or condition of this Plan is found to be inconsistent with any applicable state or federal law, that term or condition will be non-enforceable in the jurisdiction in which it does not conform, but such non-enforceability will not negate other terms and conditions of the Plan.

Incentive Determination

The Committee establishes annual bonus targets for eligible Participants for the upcoming Plan year in December of the preceding Plan year. These targets are subsequently communicated to the CEO by the Committee and to the remaining Participants by the CEO or his designees.

The annual bonus targets are comprised of: (i) an individual component, which shall be based on the individual Participant’s successful performance; and (ii) a corporate component, which shall be based on the Company’s attainment of 100% of the operating income goals as previously set by the Board of Directors in connection with approving the Company’s annual budget (‘Operating Income Goals’).  The individual component for certain Participants may also include a division component as determined by the Committee after considering the recommendation of the CEO.  Each component’s target amount shall be determined by the Committee for the CEO, and shall be determined by the Committee for all other Participants after considering the recommendation of the CEO.

The corporate and division performance metrics for the upcoming Plan year are approved by the Board of Directors in December of the preceding Plan year.

Determination of an annual bonus earned against target is made as follows:

•                  Individual Bonus Component:  The individual performance is determined by the Committee after considering the recommendation of the CEO. (Where a division component is included, the performance is typically determined by the Committee after considering the recommendation of the CEO.)  In the case of the CEO, the individual performance is determined by the Committee.

•                  Corporate Bonus Component:  The corporate component is determined by the Company’s actual attainment (as determined by Finance) of the Operating Income Goals, and is approved by the Compensation Committee for each Participant.  Although the corporate bonus component target is based on 100% attainment of the Operating Income Goals, Participants are eligible to earn more or less than their target depending upon the extent of the Company’s attainment, as set forth in Table 1.

Impact of Employee Status

The Committee, in its sole discretion, and upon recommendation by the CEO will make determinations for the application of the Plan to senior executives who have a change in employee status (e.g., new hire, termination, change in hours, leave of absence).  In the case of a change in employee status of the CEO, the Committee will determine the applicability of the Plan to the CEO in its sole discretion.

Date of Payment

Earned bonus payments are made on or before March 15th of the year following the Plan year to all eligible Participants.

Approved by the Compensation Committee of the Board of Directors on December 1, 2008

TABLE 1

Corporate Attainment % of Operating Income Goals / Corporate Bonus Component Payout %

Corporate	Corporate
Attainment %(1)	Payout %
>120%	150%
120%	150%
119%	147.5%
118%	145%
117%	142.5%
116%	140%
115%	137.5%
114%	135%
113%	132.5%
112%	130%
111%	127.5%
110%	125%
109%	122.5%
108%	120%
107%	117.5%
106%	115%
105%	112.5%
104%	110%
103%	107.5%
102%	105%
101%	102.5%
100%	100%
99%	98.5%
98%	97%
97%	95.5%
96%	94%
95%	92.5%
94%	91%
93%	89.5%
92%	88%
91%	86.5%
90%	85%
89%	83.5%
88%	82%
87%	80.5%
86%	79%
< 86%	0%

(1)           Attainment percentages are rounded for calculation purposes.